UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Preliminary Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GFI Group Inc.

(Name of Registrant as Specified In Its Charter)

BGC Partners, Inc.

BGC Partners, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY — SUBJECT TO COMPLETION, DATED JANUARY 8, 2015

SPECIAL MEETING OF STOCKHOLDERS

OF

GFI GROUP INC.

TO BE HELD ON JANUARY 27, 2015

PROXY STATEMENT

OF

BGC PARTNERS, L.P.

BGC PARTNERS, INC.

SOLICITATION OF PROXIES IN OPPOSITION TO

THE PROPOSED ACQUISITION OF GFI GROUP INC.

BY CME GROUP INC.

This Proxy Statement (this “Proxy Statement”) and the enclosed GOLD proxy card are furnished by BGC Partners, L.P., a Delaware limited partnership (the “Purchaser”) and an operating subsidiary of BGC Partners, Inc., a Delaware corporation (together with the Purchaser, “BGC”, “we”, “our” or “us”) (for convenience, throughout this Proxy Statement, we sometimes refer to BGC as the party soliciting proxies in connection herewith), in connection with BGC’s solicitation of proxies to be used at the special meeting (the “Special Meeting”) of stockholders of GFI Group Inc., a Delaware corporation (“GFI”), to be held on January 27, 2015, at 11:00 a.m. Eastern Standard Time, at Bayards, 1 Hanover Square, New York, NY 10004, or at any postponement or adjournment thereof.

This Proxy Statement and the enclosed GOLD proxy card are first being mailed to GFI stockholders on or about January     , 2015.

Pursuant to this Proxy Statement, BGC is soliciting proxies from holders of common stock, par value $0.01 per share (the “Shares”), of GFI, to vote “AGAINST”, among other items, the proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 30, 2014 and amended as of December 2, 2014, by and among GFI, CME Group Inc., a Delaware corporation (“CME”), Commodore Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of CME, and Commodore Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of CME (“Merger Sub 2”) (as it may be amended from time to time, the “CME/GFI Merger Agreement”), providing for a merger in which GFI would become a wholly owned subsidiary of CME (the “CME/GFI Merger”). Immediately following any such CME/GFI Merger, a private consortium of current GFI management would acquire from CME GFI’s wholesale brokerage and clearing businesses (such transactions collectively as they exist as of this Proxy Statement, the “CME Transaction”).

The specific proposals we are soliciting proxies to vote “AGAINST” are (i) the proposal to approve and adopt the CME/GFI Merger Agreement (the “CME/GFI Merger Proposal”), (ii) the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for GFI’s named executive officers in connection with the CME/GFI Merger contemplated by the CME/GFI Merger Agreement (the “‘Golden Parachute’ Compensation Proposal”); and (iii) the proposal for adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve and adopt the CME/GFI Merger Agreement (the “Adjournment Proposal” and, together with the CME/GFI Merger Proposal and the ‘Golden Parachute’ Compensation Proposal, the “Special Meeting Proposals”), each as described in the proxy statement/prospectus (the “CME/GFI Proxy Statement/Prospectus”) filed by CME pursuant to Rule 424(b)(3) under the U.S. Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission (the “SEC”) on December 24, 2014. GFI has set December 1, 2014 as the record date for determining those stockholders who will be entitled to vote at the Special Meeting (the “Record Date”). GFI’s principal executive offices are located at 55 Water Street, New York, New York 10041, its telephone number is (212)-968-4100 and its website is www.gfigroup.com.

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BGC has commenced a tender offer to acquire 100% of the outstanding Shares for $5.45 per Share, net to the seller in cash, without interest and less any required withholding taxes, in exchange for each Share. This tender offer is being made pursuant to the Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), which were included as exhibits to the Tender Offer Statement on Schedule TO filed by BGC with the SEC on October 22, 2014 (as amended, the “Schedule TO”). The offer price of $5.45 per Share represents a premium of approximately 8% over GFI’s closing stock price on September 8, 2014, the last trading day before we publicly announced our proposal, and a premium of approximately 75% over GFI’s closing stock price on July 29, 2014, the last trading day before announcement of the CME Transaction. The offer price of $5.45 per Share also represents a premium of approximately 4% over the $5.25 per share of CME common stock being offered to holders in the CME Transaction. The Offer to Purchase describes the Offer more particularly, including conditions of the Offer. See Section 1 — “Terms of the Offer” and Section 14 — “Conditions of the Offer” of the Offer to Purchase. The expiration date of the Offer is 5:00 p.m., New York City time, on January 27, 2015, unless extended (the “Expiration Date”).

WE ARE SOLICITING PROXIES FROM GFI STOCKHOLDERS TO VOTE “AGAINST” THE CME/GFI MERGER PROPOSAL, THE ‘GOLDEN PARACHUTE’ COMPENSATION PROPOSAL AND THE ADJOURNMENT PROPOSAL. WE BELIEVE OUR $5.45 PER SHARE ALL-CASH OFFER IS A SUPERIOR ALTERNATIVE FOR THE GFI STOCKHOLDERS BECAUSE IT PROVIDES GREATER FINANCIAL VALUE THAN THE PROPOSED CME TRANSACTION AND THE ALL-CASH NATURE OF THE OFFER PROVIDES IMMEDIATE AND CERTAIN LIQUIDITY TO GFI STOCKHOLDERS IN THE EVENT THE OFFER IS CONSUMMATED. IF YOU WANT TO PRESERVE YOUR OPPORTUNITY TO ACCEPT OUR SUPERIOR OFFER, VOTE “AGAINST” THE CME/GFI MERGER PROPOSAL AND THE OTHER PROPOSALS IN CONNECTION THEREWITH BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD TODAY OR VOTING BY INTERNET OR TELEPHONE.

WE BELIEVE THAT A VOTE “AGAINST” THE CME/GFI MERGER PROPOSAL WILL SEND A CLEAR MESSAGE TO THE BOARD OF DIRECTORS OF GFI (THE “GFI BOARD”) THAT YOU WANT OUR OFFER TO SUCCEED AND THAT YOU DO NOT WANT THE PROPOSED CME TRANSACTION TO BE COMPLETED. A VOTE “AGAINST” THE CME/GFI MERGER PROPOSAL WILL NOT OBLIGATE YOU TO TENDER YOUR SHARES IN THE OFFER. HOWEVER, YOU MUST TENDER YOUR SHARES PURSUANT TO THE OFFER PRIOR TO THE EXPIRATION DATE IF YOU WISH TO PARTICIPATE IN THE OFFER.

EVEN IF YOU HAVE ALREADY SENT A PROXY CARD TO GFI, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. ONLY YOUR LATEST-DATED PROXY COUNTS. WE URGE YOU TO VOTE “AGAINST” THE CME/GFI MERGER PROPOSAL, THE ‘GOLDEN PARACHUTE’ COMPENSATION PROPOSAL AND THE ADJOURNMENT PROPOSAL, BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF YOUR GOLD PROXY CARD IS MAILED IN THE UNITED STATES.

IF YOUR SHARES ARE HELD IN “STREET-NAME,” DELIVER THE ENCLOSED GOLD VOTING INSTRUCTION FORM TO YOUR BROKER OR BANK OR CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO VOTE ON YOUR BEHALF AND TO ENSURE THAT A GOLD PROXY CARD IS SUBMITTED ON YOUR BEHALF. IF YOUR BROKER OR BANK OR CONTACT PERSON RESPONSIBLE FOR YOUR ACCOUNT PROVIDES FOR VOTING INSTRUCTIONS TO BE DELIVERED TO THEM BY INTERNET OR TELEPHONE, INSTRUCTIONS WILL BE INCLUDED ON THE ENCLOSED GOLD VOTING INSTRUCTION FORM.

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-iv-

REASONS TO VOTE “AGAINST” THE GFI SPECIAL MEETING PROPOSALS

1.	Why should I vote against the CME/GFI Merger Proposal?

BGC is soliciting proxies from GFI stockholders in opposition to the proposed CME Transaction and specifically “AGAINST” the CME/GFI Merger Proposal. BGC urges all GFI stockholders to vote “AGAINST” the CME/GFI Merger Proposal for the following reasons:

•	A vote “AGAINST” the CME/GFI Merger Proposal helps to preserve your opportunity to receive the higher $5.45 per Share all-cash consideration provided by the Offer without the uncertainty of the cash/stock mix offered by the CME/GFI Merger Agreement.

Our all-cash Offer of $5.45 per share is superior to the $5.25 per Share in cash and/or CME common stock offered by the CME Transaction. Our Offer represents a premium of approximately 4% over the value of the consideration being offered in the CME Transaction. In addition to providing superior value, the all-cash nature of our Offer provides you with certainty of value and immediate liquidity for your Shares. In contrast, the CME Transaction, which is at a price lower than our Offer, is offering only up to $89 million in cash, which represents up to a maximum of 13% of the total consideration to be received by GFI stockholders and which will be prorated among GFI stockholders electing cash. The value of the stock portion of the consideration is subject to risk, and the market price of CME common stock may fluctuate significantly following the consummation of the proposed CME Transaction. You could lose all or a portion of the value of your investment in CME common stock. Our all-cash Offer, which represents a premium of approximately 4% over the value of the consideration being offered by the CME, does not expose you to any such risks because it consists solely of cash.

Our Offer cannot be consummated if the transactions contemplated by the CME/GFI Merger Agreement are completed. This means that if the GFI stockholders want to preserve their opportunity to receive the higher and superior consideration provided by our Offer, they must vote “AGAINST” the CME/GFI Merger Proposal.

•	A vote “AGAINST” the CME/GFI Merger Proposal encourages the GFI Board to pursue our SUPERIOR Offer, which to date it has refused to do.

As described above, the Offer provides a superior premium and immediate liquidity at Closing. Furthermore, in a clear conflict of interest, the CME Transaction provides for GFI management to purchase GFI’s brokerage business from CME at a discount to what we believe the value of that business should be. We believe the CME Transaction would deprive GFI shareholders of the value of their investment.

As discussed in the Section entitled “Background of the Solicitation” of this Proxy Statement, following the entry into the CME/GFI Merger Agreement and the commencement of the Offer, the GFI Board has refused to determine that our Offer or our proposal for a tender offer support agreement (which are described in detail under “Background of the Solicitation” below) constitute a “Superior Proposal” as defined in the CME/GFI Merger Agreement and to change its recommendation to support the Offer.

By voting “AGAINST” the CME/GFI Merger Agreement, you will send a message to the GFI Board that you expect them to act in YOUR best interest by maximizing the value of your Shares rather than squander the opportunity to receive the higher consideration available under the Offer by completing the CME/GFI merger benefiting GFI’s self-interested management.

2.	Why should I vote against the other Special Meeting Proposals?

BGC believes that the other Special Meeting Proposals are a group of related proposals whose purpose is to facilitate, or which are conditioned upon the completion of, the CME/GFI Merger Proposal, which BGC opposes. Therefore, BGC is soliciting proxies from GFI stockholders in opposition of such other proposals and specifically “AGAINST” such proposals. BGC urges all GFI stockholders to vote “AGAINST” the following Special Meeting Proposals for the reasons set forth below:

The ‘Golden Parachute’ Compensation Proposal. While the ‘Golden Parachute’ Compensation Proposal is non-binding and advisory, and its approval is not required for the CME/GFI Merger Agreement to be consummated, BGC believes that the purpose of the proposal is to demonstrate stockholder support for compensation that would be paid to GFI management in connection with the CME Transaction. We believe that this proposal should not be approved if stockholders oppose the CME/GFI Merger Proposal.

According to the CME/GFI Proxy Statement/Prospectus, because the vote on the ‘Golden Parachute’ Compensation Proposal is advisory only, it will not be binding on GFI or the GFI Board. Accordingly, if the CME/GFI Merger Agreement is approved and the CME/GFI Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of GFI stockholders of the ‘Golden Parachute’ Compensation Proposal.

BGC is opposed to the CME/GFI Merger Agreement as detailed above. Accordingly, BGC recommends that stockholders vote “AGAINST” the approval of the ‘Golden Parachute’ Compensation Proposal.

The Adjournment Proposal. BGC opposes the Adjournment Proposal because BGC believes that GFI should not have additional time to solicit proxies to vote for the CME/GFI Merger Proposal if it is unable to obtain the necessary votes for approval of such proposal by the date of the Special Meeting. Accordingly, BGC recommends that stockholders vote “AGAINST” the Adjournment Proposal.

GIVEN THE REASONS DESCRIBED ABOVE, WE URGE GFI STOCKHOLDERS TO VOTE “AGAINST” EACH OF THE SPECIAL MEETING PROPOSALS ON THE GOLD PROXY CARD TODAY.

YOU MAY VOTE “AGAINST” THE CME/GFI MERGER PROPOSAL, THE ‘GOLDEN PARACHUTE’ COMPENSATION PROPOSAL AND THE ADJOURNMENT PROPOSAL BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED AS SOON AS POSSIBLE.

IF YOUR SHARES ARE HELD IN “STREET-NAME,” DELIVER THE ENCLOSED GOLD VOTING INSTRUCTION FORM TO YOUR BROKER OR BANK OR CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO VOTE ON YOUR BEHALF AND TO ENSURE THAT A GOLD PROXY CARD IS SUBMITTED ON YOUR BEHALF AS SOON AS POSSIBLE. IF YOUR BROKER OR BANK OR CONTACT PERSON RESPONSIBLE FOR YOUR ACCOUNT PROVIDES FOR VOTING INSTRUCTIONS TO BE DELIVERED TO THEM BY INTERNET OR TELEPHONE, INSTRUCTIONS WILL BE INCLUDED ON THE ENCLOSED GOLD VOTING INSTRUCTION FORM.

DO NOT RETURN ANY PROXY CARD THAT YOU RECEIVE FROM GFI. EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY CARD FURNISHED BY GFI, YOU HAVE THE RIGHT, AND IT IS NOT TOO LATE, TO CHANGE YOUR VOTE BY INTERNET OR TELEPHONE OR BY SIMPLY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD. ONLY YOUR LATEST DATED PROXY COUNTS.

WE URGE YOU TO SEND THE GFI BOARD A CLEAR MESSAGE THAT GFI STOCKHOLDERS WANT OUR SUPERIOR OFFER TO SUCCEED AND DO NOT WANT THE PROPOSED CME TRANSACTION TO BE COMPLETED. PLEASE VOTE “AGAINST” THE CME/GFI MERGER PROPOSAL, THE ‘GOLDEN PARACHUTE’ COMPENSATION PROPOSAL AND THE ADJOURNMENT PROPOSAL ON THE GOLD PROXY CARD TODAY.

BACKGROUND OF THE SOLICITATION

As part of their ongoing evaluation of BGC’s business and strategic alternatives, BGC’s board of directors and senior management, on occasion with outside legal and financial advisors, have from time to time evaluated strategic opportunities and prospects for acquisitions across the brokerage industry. In the course of its ongoing evaluation, BGC’s management team considered and reviewed an acquisition GFI.

Over the past three years, Shaun D. Lynn, President of BGC, expressed interest to GFI in a combination of BGC and GFI, including an acquisition by BGC of GFI. During these conversations, Mr. Lynn and GFI management discussed the possibility of a transaction between the two companies and the potential opportunities that combining the businesses could produce. However, a confidentiality agreement was never executed.

On July 29, 2014, Mr. Lynn sent a letter to Michael Gooch, Executive Chairman of GFI, and Colin Heffron, Chief Executive Officer of GFI. The letter expressed BGC’s interest in acquiring GFI by means of an acquisition of all or substantially all of GFI’s assets or an acquisition of 100% of GFI’s outstanding shares. In the letter, BGC expressed its view that the combination of the two companies was compelling from an operating synergy and growth perspective, and that the combined company would offer a larger platform from which to grow its wholesale brokerage and electronic trading businesses. BGC also expressed its confidence that it could offer a price per share substantially in excess of GFI’s current trading price, in cash, stock or some combination thereof and that expressed its desire to discuss a possible acquisition of GFI with both management and the GFI Board.

BGC received no response to its letter.

On July 30, 2014, CME and GFI announced that it entered into a series of agreements, including an Agreement and Plan of Merger and a Purchase Agreement, each dated July 30, 2014, with CME whereby GFI agreed to merge with and into a wholly owned subsidiary of CME and, immediately following such merger, a private consortium of current GFI management would acquire from CME GFI’s wholesale brokerage and clearing businesses.

Pursuant to the CME Transaction, CME would acquire GFI at a price of approximately $4.55 per Share. We believe that our offer to pay you $5.25 per Share in cash provides superior value to GFI stockholders than does the CME Transaction.

The CME/GFI Merger Agreement prohibits GFI from (i) engaging in discussions with third parties (including us) regarding a potential acquisition of Shares unless certain conditions are satisfied or (ii) providing non-public information regarding GFI without execution of a confidentiality agreement meeting specifications set forth in the CME/GFI Merger Agreement.

Also on July 30, 2014, CME entered into a support agreement (the “Support Agreement”) with certain beneficial owners of GFI common stock, including entities controlled by Michael Gooch, that collectively control 38% of the total issued and outstanding shares of GFI common stock as of June 30, 2014.

On September 8, 2014, Mr. Lynn delivered the letter below to the board of directors of GFI. The letter was made public on the following morning through a press release by BGC announcing its intention to commence is offer and attaching the letter.

September 8, 2014

Mr. Michael Gooch

Ms. Marisa Cassoni

Mr. Frank Fanzilli, Jr.

Mr. Colin Heffron

Mr. Richard Magee

c/o Christopher D’Antuono, General Counsel and Corporate Secretary

GFI Group Inc.

55 Water Street

New York, New York 10041

To the Board of Directors of GFI Group Inc. (“GFI”):

As you know, BGC Partners, Inc. (“BGC”) has over the course of several years repeatedly expressed an interest in acquiring GFI, and on July 29, 2014 delivered a letter to Messrs. Michael Gooch and Colin Heffron detailing its interest in acquiring 100% of GFI. We had expected to engage in a discussion, and therefore we were surprised to read the press release announcing your agreement with CME Group Inc. (“CME”). Your agreement provides for a two-step transaction in which CME will acquire all of the outstanding shares of GFI in exchange for $4.55 per share in CME Group Class A Common Stock, and immediately sell GFI’s wholesale brokerage and clearing businesses (including net cash, cash equivalents and clearing deposits of $191 million) to a private consortium of GFI’s management, including Messrs. Gooch and Heffron, for $165 million in cash and the assumption, at closing, of certain unvested deferred compensation and other liabilities.

BGC owns approximately 13.5% of GFI’s common stock. We believe that GFI’s customers and brokers would benefit from GFI being part of a larger, better capitalized and more diversified company. We are confident that a combination of GFI and BGC will produce increased productivity per broker, meaningful synergies and significant cost savings. We therefore continue to seek a negotiated merger with GFI that would provide superior value to your shareholders, and we are prepared to begin such negotiations immediately. However, given your lack of response to our offers, and our belief that the pending transaction deprives GFI shareholders of the opportunity to realize appropriate value, particularly given the significant discount agreed to with respect to the purchase of the brokerage and clearing business, we intend to make an offer directly to the GFI shareholders.

Our plan is to commence a cash tender offer to purchase 100% of the outstanding shares of common stock of GFI at $5.25 per share in cash, representing a premium of (i) more than 68% to the price of GFI’s common stock on July 29, 2014, the day before announcement of the transaction with CME, and (ii) more than 15% to the price offered by CME. Our tender offer will be conditioned on the tender of a sufficient number of shares of common stock of GFI such that, when added with the GFI common stock that we own, we would own a majority of the outstanding GFI common stock, on a fully diluted basis. The tender offer will not be subject to any financing contingency. Nor will the offer be subject to the negotiation or execution of any merger agreement or other agreement with GFI or CME.

This all-cash offer will provide the GFI shareholders with immediate, certain and compelling value, without material contingencies.

We believe that there should not be any obstacles to completing our tender offer expeditiously. Our antitrust advisors at Wachtell, Lipton, Rosen & Katz have conducted an analysis of the competitive landscape and, based on their extensive experience and knowledge of the industry, have independently determined that there are no material regulatory obstacles to completing the transaction.

Without material contingencies and at a significant all-cash premium to the pending transaction, we believe that our offer constitutes a superior proposal to the pending transaction, and that your shareholders will find our offer extremely compelling.

By approving the merger agreement with CME, you, GFI’s board of directors, have determined to sell the company for $4.55 per share. Therefore, any action that you take, or allow the company or its management to take, to impair the ability of your shareholders to accept our $5.25 per share offer (such as the adoption of a poison pill), or that would negatively affect the value of the company (including actions outside of the ordinary course of business or inconsistent with past practice), either prior to, or after we commence our offer would be a clear breach of the board’s fiduciary duties. We will consider any and all options available to us to halt, block or otherwise limit any such inappropriate actions. Our proposal is clearly superior to the existing transaction involving CME and GFI’s management, a transaction that we believe reflects deep conflicts of interest.

We are prepared to make the offer to the GFI shareholders, but we continue to be willing to negotiate directly with GFI, Messrs. Gooch and Heffron and CME regarding a consensual transaction among the parties. We are open to discussing and addressing social issues such as senior management team composition and other concerns that you may have. We are available to commence such discussions immediately and hope that you accept our invitation to do so.

Sincerely,

Shaun D. Lynn

President

BGC Partners, Inc.

499 Park Avenue

New York, NY 10022

Also on September 8, 2014, Shaun D. Lynn, President of BGC, contacted Michael Gooch, to inform Mr. Gooch that Mr. Lynn and BGC believed BGC, GFI and CME could come to a mutually agreeable arrangement regarding a transaction with GFI.

On September 15, 2014, the board of directors of GFI, upon the recommendation of the special committee of the GFI board (the “GFI Special Committee”), determined that the offer set forth in the September 8, 2014 letter could reasonably be expected to lead to a “Superior Proposal” as defined in the CME/GFI Merger Agreement. Also on September 15, 2014, counsel for the GFI Special Committee provided a draft confidentiality agreement to BGC’s counsel. The respective counsels subsequently discussed the confidentiality agreement and exchanged revisions to such agreement.

On September 24, 2014, BGC and its counsel held discussions with representatives of the GFI Special Committee regarding preliminary due diligence questions that could be answered without the need for a confidentiality agreement. Following the September 24, 2014 call, counsel for BGC and counsel for the GFI Special Committee continued to exchange drafts of the confidentiality agreement on behalf of their respective clients.

On September 29, 2014, counsel for BGC sent to counsel for the GFI special committee a revised draft of the confidentiality agreement that reflected their prior negotiations, including that the agreement would limit the information to be provided to BGC to that regarding the Trayport and FENICS businesses and as such would have non-solicit and non-hire provisions that covered only employees of those businesses. BGC believed the proposed agreement was sufficiently protective of GFI and met the terms of the CME/GFI Merger Agreement, and BGC was prepared to execute that agreement.

On October 7, 2014, in response to a request from the GFI Special Committee, BGC sent a due diligence request list that was limited to information regarding the Trayport and FENICS businesses.

On October 10, 2014, counsel for the GFI Special Committee informed BGC’s counsel that the GFI Special Committee would not agree to enter into the confidentiality agreement as currently proposed that limited information provided and the non-solicit provision to the Trayport and FENICS businesses. Rather, the GFI Special Committee would require non-solicit and non-hire provisions for all of GFI’s employees.

As of the date of this Offer to Purchase, we and GFI have not entered into a confidentiality agreement, and the GFI Special Committee has not changed its recommendation for the CME Transaction.

On October 21, 2014, in light of the inability to reach agreement on the confidentiality agreement or otherwise, Mr. Lynn delivered the letter below to the board of directors of GFI:

October 21, 2014

Mr. Michael Gooch

Ms. Marisa Cassoni

Mr. Frank Fanzilli, Jr.

Mr. Colin Heffron

Mr. Richard Magee

c/o Christopher D’Antuono, General Counsel and Corporate Secretary

GFI Group Inc.

55 Water Street

New York, New York 10041

To the Board of Directors of GFI Group Inc. (“GFI”):

Following our letter of September 8, 2014 in which we stated our intent to commence a $5.25 per share all-cash tender offer to acquire all the outstanding shares of GFI common stock that we do not already own, BGC Partners, Inc. (“BGC”) has made good-faith attempts to privately negotiate a confidentiality agreement with you in anticipation of negotiating an agreement to acquire GFI. We were only seeking information regarding the Trayport and FENICS businesses, and not the brokerage businesses, and had offered to execute a non-solicitation and non-hire provision regarding these Trayport and FENICS employees. Regrettably, we have been met with unreasonable demands and delay tactics in our efforts to establish even this agreement with GFI. This has precluded us from gaining the information we were seeking and prevented any serious discussions of a potential negotiated transaction. Accordingly, BGC plans to make its offer directly to GFI shareholders via a tender offer to commence tomorrow.

We believe the existing agreement involving CME Group (“CME”), GFI and affiliates of GFI management, which would enable GFI management to purchase the brokerage business from CME at a discount, reflects deep conflicts of interest and would deprive GFI shareholders of the value of their investment. Furthermore, BGC’s $5.25 per share all-cash offer delivers far greater value than your agreement with CME for $4.55 per share in CME stock and represents a premium of (i) more than 68% to the price of GFI’s common stock on July 29, 2014, the day before announcement of the transaction with CME, and (ii) more than 15% to the price offered by CME. Our all-cash offer will provide GFI shareholders with immediate, certain and compelling value, without material contingencies or significant execution risk. It will not be subject to a financing condition.

As an owner of 13.5% of GFI’s common stock, we continue to believe that GFI’s customers and brokers would benefit from GFI being part of a larger, better capitalized and more diversified company. We are confident that a combination of GFI and BGC will produce increased productivity per broker and meaningful synergies.

Our offer is clearly superior to the transaction involving CME and GFI’s management. We had hoped that GFI’s press release dated September 15 announcing the determination of the GFI Special Committee and Board that our offer “could reasonably be expected to lead to a ‘Superior Proposal’” represented a serious willingness to engage in discussions with us to reach a negotiated transaction free of any conflicts of interest. Given that expectation, we are disappointed that our various proposals regarding the terms of the confidentiality agreement covering the Trayport and FENICS information have been unacceptable to GFI and the management team, who have thwarted any merger negotiations. In light of your rejection of the terms of our proposed confidentiality agreement covering the Trayport and FENICS information, we have reached an impasse. Accordingly, we are now commencing our all-cash tender offer, which permits GFI shareholders to make their own decisions regarding their ownership of GFI. The tender offer is not subject to any financing condition and is also not conditioned on the termination of GFI’s merger agreement with CME or the support agreement executed by certain affiliates of GFI management.

We remain open to seeking a negotiated transaction with GFI and the CME and we are also open to conversations with GFI management regarding matters related to such agreement. However, in the interests of all shareholders, we will not delay commencing our tender offer any further.

We continue to believe that we will be able to complete our tender offer expeditiously and that the GFI shareholders will recognize the superiority of our offer over the CME Merger Agreement and we encourage them to tender their shares.

Sincerely,

Shaun D. Lynn

President

BGC Partners, Inc.

499 Park Avenue

New York, NY 10022

On October 22, 2014, GFI released a press release announcing that the GFI Special Committee would review the Offer and advising GFI stockholders to take no action pending such review.

On October 30, 2014, counsel for BGC sent to counsel for the GFI Special Committee a draft tender offer support agreement that was substantially in the form of the CME/GFI Merger Agreement with adjustments to provide for a tender offer (rather than a merger) and to take into account BGC’s proposed acquisition of all of GFI’s business (rather than solely Trayport and FENICS).

On November 4, 2014, GFI issued a press release and a Solicitation/Recommendation Statement on Schedule 14D-9 announcing the GFI board’s recommendation that GFI stockholders reject the Offer and not tender their Shares pursuant to the Offer.

On November 6, 2014, counsel for the GFI Special Committee sent a revised draft of the tender offer support agreement to counsel for BGC, and on November 9, 2014, counsel for BGC sent a revised draft of the tender offer support agreement to counsel for the GFI Special Committee.

On November 10, 2014, counsel for BGC and counsel for the GFI Special Committee held a telephonic conference to discuss the draft of the tender offer support agreement, dated November 9, 2014. The respective counsels discussed the regulatory approvals required for the contemplated transaction and GFI’s role in cooperating with the related financing as well as the inclusion of non-solicitation provisions. It was also discussed that pursuant to the tender offer support agreement the GFI Special Committee would be willing to cause the resignations and appointments necessary for BGC to obtain control of the GFI board.

On November 12, 2014, BGC issued a press release regarding the amendment of the terms of this Offer and which contained a letter to GFI shareholders copied below.

PROTECT THE VALUE OF YOUR INVESTMENT IN GFI

TENDER YOUR SHARES TODAY IN SUPPORT OF BGC’S

$5.25 PER SHARE ALL-CASH OFFER

November 12, 2014

Dear Fellow GFI Shareholder:

On October 22, 2014, BGC Partners, Inc. (“BGC”) launched a $5.25 per share fully financed, all-cash tender offer to acquire GFI Group Inc. (“GFI”). The launch of the tender followed numerous attempts at constructive dialogue to reach a negotiated agreement with GFI based on our analysis of the value of the company and our view of the compelling strategic benefits of a transaction with BGC.

Following additional recent discussions with the independent board members of GFI (“the Special Committee”), BGC has actively sought to address their questions and concerns regarding our offer. While our discussions have not yet succeeded in convincing the Special Committee to recommend our transaction, dialogue remains ongoing. Regardless of whether we are able to convince the Special Committee to recommend our tender offer, we remain committed to completing our transaction.

As a shareholder, you are currently faced with a choice between BGC’s superior $5.25 per share all-cash offer and the inferior $4.55 per share all-stock transaction GFI announced with CME Group Inc. (“CME”) which involves serious conflicts of interest. The decision is clear and BGC urges GFI shareholders to promptly tender their shares.

Our intent in launching the tender is unambiguous – we are committed to delivering greater tangible value to GFI shareholders through a transaction with BGC. Consider the following facts about what our offer provides:

•	Superior Premium. The tender offer represents a premium of 70 cents, or more than 15%, to the $4.55 per share all-stock transaction announced by CME and GFI Group on July 30, 2014 and a premium of more than 68% to the price of GFI Group shares on July 29, 2014, the last day prior to the announcement of the CME transaction.

•	Immediate Liquidity at Closing. BGC’s all-cash offer provides GFI shareholders who tender their shares with certain liquidity promptly after acceptance for payment.

•	No Conflicts. In a clear conflict of interest, the CME transaction provides for GFI management to purchase GFI’s brokerage business from CME at a discount to what we believe the value of that business should be. We believe the CME transaction would deprive GFI shareholders of the value of their investment.

We also urge you to not be misled by the attempts of GFI’s conflicted management team to discredit our tender offer. As an owner of approximately 13.4% of GFI’s outstanding shares, we want to maximize the value of our shares, just as you do. Our transaction provides GFI shareholders with the certainty of realizing the value of our clearly superior proposal. We ask you to please consider these important points when making your decision about tendering your shares:

•	Special Committee is Empowered to Cede Control of GFI’s Board to BGC. Both the BGC tender offer and the proposed CME transaction provide the buyer with board control, so BGC’s request for a two-thirds majority of GFI’s board is not only consistent with the rights CME has in its merger agreement, but a logical and reasonable request for a majority owner. Importantly, new members can be appointed to GFI’s board at any time between annual meetings by a majority of its existing directors without the need for approval by GFI management, and their board can have up to nine members. Therefore, the Special Committee holds the ability to achieve our board conditions through an expansion of the board, resignations, and the filling of additional board seats with BGC’s nominees. In the context of a superior offer which is supported by a majority of shareholders, we believe that it would be appropriate, reasonable, and consistent for the Special Committee to take these actions.

•	GFI’s Management Cannot Unilaterally Block BGC’s Tender Offer. BGC does not need the approval of two-thirds of GFI shareholders in order to complete its proposed transaction, nor does it need the approval of the current management of GFI. Rather, we seek the tender of enough shares of GFI common stock such that, when added to the stock we already own, we would own a majority of the outstanding shares of GFI common stock on a fully diluted basis. Our offer in no way requires a super-majority of GFI shareholders; it only involves the tender of approximately 37% of the fully diluted shares of GFI in addition to the shares we already own, which is a lower threshold than the CME transaction. Shareholders can expect to receive $5.25 per share, even though BGC and GFI will remain separate companies after the completion of our tender offer.

•	Similar Protection and Value Preservation. Unlike CME, we are not a party to any agreement with GFI. Our offer therefore seeks nothing more than to establish similar protection as if we were party to an agreement with GFI. Like any acquirer, BGC is seeking to ensure that GFI remains the same valuable asset at closing that it is today. Accordingly, our amended tender offer revises the impairment condition to clarify that it is only intended to protect BGC from actions taken by GFI on or after the announcement of the CME transaction that are outside of the ordinary course of business. Such actions might include new change-of-control agreements with executives or other non-arm’s length arrangements that would have a materially negative impact on the value of GFI. BGC is also amending its tender offer to provide for an objective reasonableness standard to determine whether this condition has been satisfied.

•	No Financing or Anti-Trust Barriers to Completing Tender. BGC has secured committed financing from Morgan Stanley Senior Funding, Inc. and the offer has no financing condition. In addition, BGC has received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Act.

•	Active Engagement on Regulatory Approvals. BGC is already a similarly regulated financial services company in good standing in most of the jurisdictions in which GFI operates and is actively engaged in obtaining necessary regulatory approvals.

•	Commitment to Accepting Shares. Until the expiration of the offer, GFI shareholders have the ability to withdraw their shares from the BGC offer at any time. Therefore, there is only upside for GFI shareholders in tendering their shares.

•	BGC Has Long Desired a Transaction with GFI. Over the course of several years, we have repeatedly expressed an interest in acquiring GFI. We have done this via direct communication with members of GFI’s management team, as well as through outside intermediaries. Indeed, on July 29, 2014, the day before the CME transaction was announced, we sent a letter reiterating our interest in a transaction directly to Messrs. Michael Gooch and Colin Heffron. We began to acquire a significant number of shares of GFI common stock more than a year earlier. Our interest in acquiring GFI is therefore neither recent nor did it begin after the CME announcement.

SEND A MESSAGE TO YOUR BOARD NOW—

WE URGE YOU TO TENDER YOUR SHARES TODAY!

In summary, GFI’s arguments for recommending that shareholders reject our offer simply do not add up: our $5.25 all-cash offer is clearly superior to the $4.55 in stock consideration under the CME transaction.

Tendering your shares will send a strong message to the Board that you prefer our superior offer to the proposed CME transaction and will make it clear that you expect GFI to take every action necessary to enable you to realize the value to which you are entitled.

Thank you for your support,

/s/ Howard W. Lutnick
Howard W. Lutnick
Chairman and CEO

On November 12, 2014, counsel for the GFI Special Committee sent a revised draft of the tender offer support agreement to counsel for BGC, and on November 15, 2014, counsel for BGC sent a revised draft of the tender offer support agreement to counsel for the GFI Special Committee.

On November 16, 2014, counsel for BGC and counsel for the GFI Special Committee held a telephonic conference to discuss the draft of the tender offer support agreement, dated November 15, 2014. Such discussions included the required regulatory approvals BGC required for the Offer and the appropriate methods of exchanging information given the lack of a nondisclosure agreement between the parties.

From November 18 through November 30, 2014, counsel for the GFI Special Committee and counsel for BGC exchanged drafts of the tender offer support agreement and met telephonically to discuss the tender offer support agreement to attempt to reach an agreement that the GFI Special Committee would consider a Superior Proposal under the terms of the CME/GFI Merger Agreement.

On December 2, 2014, GFI issued a press release announcing that GFI and CME had entered into revised definitive agreements to increase the consideration payable to GFI stockholders pursuant to the CME Transaction from $4.55 per Share, payable in CME stock, to $5.25 per Share, payable in a mix of CME common stock and cash.

On December 11, 2014, Mr. Lynn delivered the letter below to the board of directors and Special Committee of GFI.

December 11, 2014

Board of Directors and Special Committee of GFI Group Inc.

c/o Christopher D’Antuono, General Counsel and Corporate Secretary

GFI Group Inc.

55 Water Street

New York, New York 10041

c/o Morton A. Pierce and Bryan J. Luchs

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

To the Board of Directors and Special Committee of GFI Group Inc. (“GFI”):

As you know, we commenced a tender offer on October 22, 2014 to acquire 100% of the stock of GFI for $5.25 in cash, and have engaged in extensive negotiations with counsel to the special committee of the GFI board to amend the terms of the offer so that the special committee would change its recommendation in favor of our offer. We believe that, as a result of those negotiations, we had reached substantial agreement with counsel to the special committee on the form of a tender offer agreement that could be executed between GFI and BGC Partners following the termination of the merger agreement between GFI and the CME Group Inc. Following agreement on this form, but prior to a change in recommendation by the special committee, CME Group and GFI management submitted a revised merger agreement that would provide GFI stockholders with CME common stock and cash with an aggregate value of $5.25 per share.

While we continue to believe our existing all-cash $5.25 offer is superior to the offer provided by CME and GFI management because it provides GFI shareholders with immediate and certain value, in light of the revised CME/GFI management agreement, we are hereby submitting a revised proposal to acquire 100% of the GFI common stock at $5.45 per share in cash. Except for the increase in purchase price, our revised offer would be on the same terms and conditions set forth in the form of tender offer agreement that we had negotiated with counsel to the special committee. Accordingly, our offer would not subject to a financing condition. We also recently obtained the final regulatory approval that we were seeking to complete the transaction, and therefore we see no regulatory impediment to closing our transaction immediately.

As previously discussed with counsel to the special committee, we would deliver the executed tender offer support agreement pursuant to an escrow letter. To address the remaining concern that counsel to the special committee had raised regarding the escrow letter, we would be willing to remove the provision in the escrow letter that had provided that the escrow would terminate if the GFI special committee did not satisfy the board condition prior to the completion of our tender offer. Therefore, our revised offer is superior to the current CME/GFI management agreement in every way – value, speed and certainty.

In addition to the clear superiority of our offer for GFI stockholders, we continue to believe that GFI’s customers and brokers would benefit from GFI being part of a larger, better capitalized and more diversified company. We remain confident that a combination of GFI and BGC will result in increased productivity per broker and meaningful synergies.

Our offer therefore clearly provides GFI stockholders with value that is superior to that offered by the CME and GFI management and also provides superior value to GFI’s other constituencies. We look forward to re-engaging in discussions with you to finalize the transaction.

Sincerely,

Shaun D. Lynn

President

BGC Partners, Inc.

499 Park Avenue

New York, NY 10022

On December 12, 2014, counsel for the GFI Special Committee informed counsel for BGC that the GFI Special Committee had determined that BGC’s December 11 proposal could reasonably be expected to lead to a “Superior Proposal” as defined in the CME/GFI Merger Agreement, but that under the CME/GFI Merger Agreement, the board of directors of GFI was required to make such determination following recommendation of the Special Committee before GFI could participate in discussions or negotiations with BGC regarding its proposal. On December 18, 2014, counsel to the Special Committee informed counsel to BGC that the GFI board of directors had met but had not yet voted to determine whether BGC’s December 11 proposal could reasonably be expected to lead to a “Superior Proposal” as defined in the CME/GFI Merger Agreement.

On December 23, 2014, the GFI Board met and, upon the unanimous recommendation of the Special Committee determined that the Offer, as revised, could reasonably be expected to lead to a “Superior Proposal” (as defined in the GFI Merger Agreement).

Between December 26, 2014 and January 1, 2015, counsel for the GFI Special Committee and counsel for BGC exchanged drafts of the tender offer support agreement and met telephonically to discuss the tender offer support agreement. During such discussions, counsel for the GFI Special Committee informed BGC’s counsel that several additional modifications might be required to the tender offer support agreement.

On January 7, 2014, BGC extended the Offer until 5:00 p.m., New York City time, on January 27, 2015. In addition, on January 7, 2014 BGC announced its intention to commence a proxy solicitation to solicit votes against GFI’s proposed merger at the GFI special meeting.

CERTAIN INFORMATION REGARDING THE BGC OFFER

Our Offer is described in the Offer to Purchase. GFI stockholders are advised to read the Schedule TO, the Offer to Purchase, the Letter of Transmittal and all other applicable documents and any amendments or supplements thereto if and when they become available because each contains or will contain important information.

The purpose of the Offer is to acquire as much equity as is possible (and to obtain at least a 45% equity interest) in GFI. The Offer is available for 100% of the outstanding equity interest in GFI, but the Minimum Tender Condition only requires that there be validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by the Purchaser and its subsidiaries, represents at least 45% of all then outstanding Shares. Ordinarily, we would seek to acquire any untendered Shares through a second-step merger involving GFI in which the remaining Shares would be converted into merger consideration. However, we may not be able to complete a second-step merger because of the agreements executed in connection with the CME Transaction. Specifically, certain stockholders of GFI, who control approximately 38% of GFI’s issued and outstanding Shares, agreed to an agreement, dated July 30, 2014 (the “Support Agreement”) that such stockholders will vote for the CME Transaction and vote against any alternative transaction. The Support Agreement, accordingly, prevents such stockholders from transferring their shares, including by tendering such Shares into this Offer. The restrictions in the Support Agreement continue for 12 months following the termination of the CME/GFI Merger Agreement. The obligation under the Support Agreement to vote the Shares held by such stockholders against any alternative proposal for 12 months following the termination of the CME/GFI Merger Agreement, taken together with the requirement under GFI’s certificate of incorporation that any fundamental transaction (such as a merger) be approved by an affirmative vote of the holders of not less than 66  2⁄3% of the votes cast in such vote, may effectively prevent us from completing a merger to acquire the remaining Shares for a substantial period following the completion of this Offer. As a result, even if the Minimum Tender Condition is satisfied and we close the Offer, it is unlikely that we will be able to complete a second-step merger with GFI for some period of time unless the obligations under the Support Agreement are released and the stockholders that executed such Support Agreement agree to support such second-step merger. Consequently, it is possible that, if the Offer is completed, any untendered Shares will remain outstanding for some time. If we acquire Shares pursuant to the Offer, depending upon the number of Shares so acquired and other factors relevant to our equity ownership in GFI, we may, subsequent to the consummation of the Offer, seek to acquire the remaining untendered Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be greater than, equal to or less than the price offered in this Offer. We also reserve the right to dispose of Shares that we have acquired or may acquire.

The consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by the Purchaser and its subsidiaries, represents at least 45% of all then outstanding Shares (the “Minimum Tender Condition”), (ii) any required approval, permit, authorization or consent of, or notice to, any governmental authority, agency or self-regulatory organization under the laws of any U.S. or foreign jurisdictions applicable to the purchase of Shares pursuant to the Offer shall have been obtained or made on terms reasonably satisfactory to BGC and the Purchaser, and any necessary approvals or waiting periods under the competition laws of any foreign jurisdictions applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated or obtained, as applicable, as described herein (the “Regulatory Condition”), (iii) the Purchaser being satisfied, in its reasonable judgment, that nominees of BGC will constitute at least two-thirds of the members of the board of directors of GFI and all of the members of the controlling body of each subsidiary of GFI immediately after the consummation of the Offer (the “Board Condition”) and (iv) the Purchaser being provided adequate information from GFI so that the Purchaser is satisfied, in its reasonable judgment, that GFI did not, on or after the date of the CME Transaction (as defined below), enter into, modify, terminate, execute, or waive or grant any rights with respect to, any agreement, transaction or rights outside of the ordinary course of business consistent with past practice (other than the entering into the agreements providing for the CME Transaction) having the effect of impairing, in the reasonable judgment of the Purchaser, the Purchaser’s or BGC’s ability to acquire the Shares or GFI or otherwise diminishing the expected value to BGC of the acquisition of GFI (the “Impairment Condition”). The Offer is also subject to certain other conditions contained in Section 14 — “Conditions to the Offer” of our Offer to Purchase, a copy of which is filed as an exhibit to the Schedule TO.

The consummation of the Offer is not conditioned on BGC or the Purchaser obtaining financing.

There is no guarantee that the conditions to our Offer will be met. As a result, GFI stockholders cannot be guaranteed that the $5.45 per Share price offered in our Offer will be paid to them based solely on their rejection of the CME/GFI Merger Proposal.

In the event the Offer is terminated or not consummated, or after the expiration of the Offer, we reserve the right, subject to applicable law, to purchase additional Shares not tendered in the Offer. Such purchases may be made in the open market or through privately negotiated transactions, tender offers or otherwise. Any such purchases may be on the same terms as, or on terms more or less favorable than, the terms of this Offer. Any possible future purchases by us will depend on many factors, including the results of the Offer, our business and financial position and general economic and market conditions.

CERTAIN INFORMATION REGARDING THE PROPOSED

CME TRANSACTION

At the Special Meeting, GFI stockholders of record at the close of business on the Record Date will be voting on, among other things, whether to approve and adopt the CME/GFI Merger Agreement.

According to the CME/GFI Proxy Statement/Prospectus, under the terms of the CME/GFI Merger Agreement, if the CME/GFI Merger is completed, each share of GFI common stock (other than shares of GFI common stock owned by CME (including pursuant to the JPI Merger (as defined below)) or GFI or any of their respective wholly owned subsidiaries) issued and outstanding immediately prior to the time the CME/GFI Merger becomes effective, will be converted into, at your election, cash consideration or stock consideration, jointly referred to as the CME/GFI Merger Consideration in this Proxy Statement. The cash consideration for which a valid cash election has been made or no election has been made will be equal to $5.25 per share (without interest) of GFI common stock, subject to proration as provided in the CME/GFI Merger Agreement to account for the maximum available cash consideration of $89 million. If the cash elections exceed this amount, CME may elect to further increase the available cash consideration to limit the proration effect. The stock consideration per share of GFI common stock for which a valid stock election has been made will be a number of shares of Class A common stock, par value $0.01 per share, of CME, which is referred to as CME Class A Common Stock in this Proxy Statement, equal to the Exchange Ratio (as defined below), plus cash in lieu of fractional shares. In no event will the aggregate number of shares of CME Class A Common Stock issuable in the transactions contemplated by the CME/GFI Merger Agreement and the JPI Merger Agreement exceed 19.9% of the number of shares of CME Class A Common Stock outstanding on December 1, 2014, as appropriately adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon, which is referred to as the Issuance Cap in this Proxy Statement, in which case the CME/GFI Merger Agreement may be terminated by GFI. Assuming the entire aggregate CME/GFI Merger Consideration is paid in shares of CME Class A Common Stock, the per share price of CME Class A Common Stock would have to fall below $10.03 for the Issuance Cap to impact the number of shares of CME Class A Common Stock issuable in the transactions contemplated by the CME/GFI Merger Agreement and the JPI Merger Agreement. The closing price per share of CME Class A Common Stock on December 22, 2014 was $92.90.

Immediately following the CME/GFI Merger, GFI as the surviving corporation will merge with and into Merger Sub 2, which is referred to as the GFI Subsequent Merger in this Proxy Statement, with Merger Sub 2 continuing as the surviving company and a wholly owned subsidiary of CME. As a result of these mergers, GFI will no longer be a publicly held company.

In connection with the transactions contemplated by the CME/GFI Merger Agreement and the JPI Merger Agreement, Merger Sub 2, GFI Brokers Holdco Ltd., a Bermuda limited company (“IDB Buyer”), Jersey Partners Inc., a New York corporation controlled by Mr. Gooch (“JPI”) (solely for purposes of Article IX therein), New JPI Inc., a Delaware corporation formed by certain stockholders of JPI (“New JPI”) (solely for purposes of Article IX therein) and CME (solely for purposes of Article IX therein) entered into a Purchase Agreement, dated as of July 30, 2014 and amended as of December 2, 2014 (the “IDB Purchase Agreement” and the transactions related thereto, the “IDB Transaction”), pursuant to which IDB Buyer, a private consortium of GFI management, led by Mr. Gooch and certain other members of GFI management (including Mr. Heffron), will purchase from Merger Sub 2, and Merger Sub 2 will sell, transfer and assign to IDB Buyer, all of Merger Sub 2’s right, title and interest in and to all of the issued and outstanding securities of the subsidiaries of GFI that, after giving effect to an internal reorganization contemplated by the CME/GFI Merger Agreement, will own and operate GFI’s interdealer brokerage business.

All references in this Proxy Statement to the “JPI Merger Agreement” refer to the Agreement and Plan of Merger, dated as of July 30, 2014 and amended as of December 2, 2014, by and among CME, Cheetah Acquisition Corp., a Delaware corporation and wholly owned subsidiary of CME, Cheetah Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of CME, JPI, New JPI and the other individuals signatory thereto, which are stockholders of JPI and New JPI; and all references in this Proxy Statement to the “Exchange Ratio” means a fraction, the numerator of which equals $5.25 and the denominator of which equals the average of the closing sale prices of CME Class A Common Stock, as reported on the NASDAQ Global Select Market, which is referred to as NASDAQ in this Proxy Statement, for the 10 trading days ending upon and including the trading day immediately before the closing date of the CME/GFI Merger, which is referred to as the Average Closing CME Stock Price in this Proxy Statement. The conditions to the consummation of the CME/GFI Merger include the following: (i) approval of the CME/GFI Merger Agreement by the GFI stockholders, (ii) the shares of CME Class A Common Stock to be issued in the GFI Merger being approved for listing on NASDAQ, (iii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act in this proxy statement/prospectus, (iv) receipt of other specified regulatory approvals and the provision of notices to certain third parties, (v) the absence of any law or order that is in effect and restrains, enjoins or otherwise prohibits the CME/GFI Merger and the GFI Subsequent Merger, (vi) the completion of a pre-closing reorganization of GFI, and (vi) the satisfaction or waiver of the conditions to the closing of the transactions contemplated under (a) the JPI Merger Agreement and the JPI Merger and (b) the IDB Purchase Agreement and the IDB Transaction.

Under the terms of the CME/GFI Merger Agreement, and subject to the terms and conditions described in the CME/GFI Merger Agreement, GFI will pay CME a termination fee of $23,426,111 (net of any expense reimbursement paid by GFI to CME up to $6,693,175 as described below) if:

•	either CME or GFI terminates the CME/GFI Merger Agreement after the failure to obtain approval of the CME/GFI Merger by GFI stockholders at the Special Meeting or any adjournments or postponements thereof;

•	CME terminates the CME/GFI Merger Agreement pursuant to a GFI Breach Termination Event (as defined in the CME/GFI Merger Agreement);

•	CME terminates the CME/GFI Merger Agreement pursuant to a breach by GFI of its non-solicitation obligations under the CME/GFI Merger Agreement; or

•	CME terminates the CME/GFI Merger Agreement upon the failure of the GFI Board to recommend approval of the CME/GFI Merger Agreement or a Change in Recommendation as described in the CME/GFI Merger Agreement, and, in each case as set forth above, within 12 months of such termination GFI consummates, or enters into a definitive agreement to consummate, a transaction contemplated by any Takeover Proposal (as defined in the CME/GFI Merger Agreement), regardless of when made or thereafter consummated.

If either CME or GFI terminates the CME/GFI Merger Agreement after the failure to obtain the approval of the CME/GFI Merger Proposal at the Special Meeting or any adjournments or postponements thereof, then GFI must reimburse CME for all of its reasonable and documented expenses up to a maximum amount of $6,693,175.

If either CME or GFI terminates the CME/GFI Merger Agreement upon (i) the failure to consummate the CME/GFI Merger by March 15, 2015, (ii) a Restraint Termination Event (as defined in the CME/GFI Merger Agreement) or (iii) the termination of either the JPI Merger Agreement or the IDB Purchase Agreement in accordance with its terms, in each case, in connection with any failure to obtain any required regulatory approval, then GFI must reimburse CME for all of its reasonable expenses up to a maximum amount of $10,000,000. The foregoing description of the CME/GFI Merger Agreement is qualified in its entirety by reference to the full text of the CME/GFI Merger Agreement which is included as Annex A to the CME/GFI Proxy Statement/Prospectus. The CME/GFI Proxy Statement/Prospectus also contains a summary of the terms of the CME/GFI Merger Agreement.

WE ARE SOLICITING PROXIES FROM GFI STOCKHOLDERS TO VOTE “AGAINST” THE CME/GFI MERGER PROPOSAL, THE ‘GOLDEN PARACHUTE’ COMPENSATION PROPOSAL AND THE ADJOURNMENT PROPOSAL. WE BELIEVE OUR $5.45 PER SHARE ALL CASH OFFER IS A SUPERIOR ALTERNATIVE FOR THE GFI STOCKHOLDERS BECAUSE IT PROVIDES GREATER FINANCIAL VALUE THAN THE PROPOSED CME TRANSACTION AND THE ALL-CASH NATURE OF THE OFFER PROVIDES IMMEDIATE AND CERTAIN LIQUIDITY TO GFI STOCKHOLDERS IN THE EVENT THE OFFER IS CONSUMMATED. IF YOU WANT TO PRESERVE YOUR OPPORTUNITY TO ACCEPT OUR SUPERIOR OFFER, VOTE “AGAINST” THE CME/GFI MERGER PROPOSAL AND THE OTHER PROPOSALS IN CONNECTION THEREWITH BY USING THE

ENCLOSED GOLD PROXY CARD TO VOTE TODAY BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

CERTAIN INFORMATION REGARDING BGC PARTNERS, L.P. AND BGC PARTNERS, INC.

BGC Partners, L.P. BGC Partners, L.P. is a Delaware limited partnership and an operating subsidiary of BGC. BGC Partners, L.P.’s principal executive offices are located at 499 Park Avenue, New York, New York, 10022 and its telephone number is (212) 610-2200.

BGC Partners, Inc. BGC Partners, Inc. is a Delaware corporation. Its shares are listed on The NASDAQ Stock Market under the symbol BGCP. BGC Partners, Inc. through its operating subsidiary, BGC Partners, L.P., is a leading global brokerage company primarily servicing the wholesale financial and commercial real estate markets through its Financial Services and Real Estate Services businesses. BGC Partners, Inc.’s Financial Services business specializes in the brokerage of a broad range of products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity-related products, credit derivatives, commodities, futures and structured products. BGC Partners, Inc.’s Financial Services business also provides a full range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. BGC Partners, Inc.’s integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or in many markets, fully electronic brokerage services in connection with transactions executed either over-the-counter or through an exchange. Through its BGC Trader and BGC Market Data brands, BGC Partners, Inc. offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. BGC Partners, Inc.’s principal executive offices are located at 499 Park Avenue, New York, New York, 10022 and its telephone number is (212) 610-2200.

Additional Information. The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of BGC Partners, Inc. and the members of the board of directors and the executive officers of BGC Partners, L.P. are set forth in Schedule I to this Proxy Statement.

None of BGC Partners, Inc., BGC Partners, L.P. or, to the knowledge of BGC Partners, Inc. or BGC Partners, L.P. after reasonable inquiry, any of the persons listed in Schedule I, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

As of the date of this Proxy Statement, BGC Partners, Inc. and its subsidiaries beneficially own 17,075,464 Shares, representing approximately 13.4% of the outstanding Shares. In addition, an affiliate of BGC Partners, Inc. holds 45,000 Shares. With the exception of the foregoing, BGC Partners, Inc. and its affiliates have not effected any transaction in securities of GFI in the past 60 days.

Except as set forth elsewhere in this Proxy Statement or Schedule I to this Proxy Statement: (i) none of BGC Partners, Inc., BGC Partners, L.P. and, to BGC Partners, Inc.’s and BGC Partners, L.P.’s knowledge, the persons listed in Schedule I hereto or any associate or majority owned subsidiary of BGC Partners, Inc., BGC Partners, L.P. or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of GFI; (ii) none of BGC Partners, Inc., BGC Partners, L.P. and, to BGC Partners, Inc.’s and BGC Partners, L.P.’s knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares during the past 60 days; (iii) none of BGC Partners, Inc., BGC Partners, L.P. and, to BGC Partners, Inc.’s and BGC Partners, L.P.’s knowledge, the persons listed in Schedule I to this Proxy Statement, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of GFI (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Proxy Statement, there have been no transactions between BGC Partners, Inc., BGC Partners, L.P., its subsidiaries or, to BGC Partners, Inc.’s and BGC Partners, L.P.’s knowledge, any of the persons listed in Schedule I to this Proxy Statement, on the one hand, and GFI or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Proxy Statement, there have been no contacts, negotiations or transactions between BGC Partners, Inc., BGC

Partners, L.P., their subsidiaries or, to BGC Partners, Inc.’s or BGC Partners, L.P.’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and GFI or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING

In addition to soliciting proxies for the CME/GFI Merger Proposal, the GFI Board is also soliciting proxies for the Special Meeting for the ‘Golden Parachute’ Compensation Proposal and the Adjournment Proposal. Because the ‘Golden Parachute’ Compensation Proposal and Adjournment Proposal are designed to facilitate the approval of the proposed CME Transaction and the approval of the CME/GFI Merger Agreement, BGC recommends voting “AGAINST” the ‘Golden Parachute’ Compensation Proposal and the Adjournment Proposal.

YOU CAN CAST YOUR VOTE WITH RESPECT TO ALL PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING ON OUR GOLD PROXY CARD. WE URGE YOU NOT TO RETURN ANY PROXY CARD THAT YOU RECEIVE FROM GFI.

Other than as set forth above, BGC is not currently aware of any other proposals to be brought before the Special Meeting. Should other proposals be brought before the Special Meeting, the persons named on the GOLD proxy card will vote on such proposals in their discretion (provided, however, that such persons named on the GOLD proxy card will be permitted to use such discretionary authority only for matters that they do not know, a reasonable time before the solicitation, are to be presented at the Special Meeting).

VOTING PROCEDURES

According to the CME/GFI Proxy Statement/Prospectus, as of the Record Date, there were 127,487,691 Shares entitled to vote at the Special Meeting. As of the date of this Proxy Statement, BGC beneficially owns 17,075,464 Shares, representing approximately 13.4% of the outstanding Shares.

Under GFI’s by-laws, the presence, in person or represented by proxy, of holders of a majority of the voting power of the outstanding shares of capital stock of GFI entitled to vote generally in the election of directors constitutes a quorum for the purposes of the Special Meeting.

If your shares of GFI common sare registered directly in your name with the transfer agent of GFI, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares of GFI common stock, the stockholder of record. If you are a stockholder of record, this Proxy Statement and the enclosed proxy card have been sent directly to you by GFI.

If your shares of GFI common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of GFI common stock held in “street name.” In that case, this Proxy Statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of GFI common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the approval of the CME/GFI Merger Agreement, the approval of the ‘Golden Parachute’ Compensation Proposal and approval of the Adjournment Proposal. As a result, absent specific instructions from the beneficial owner of such shares of GFI common stock, banks, brokerage firms and other nominees are not empowered to vote those shares of GFI common stock on non-routine matters.

The approval of the CME/GFI Merger Agreement requires the affirmative vote of (i) at least 66  2⁄3% of the shares of GFI common stock cast at the Special Meeting, provided that such affirmative vote represents at least a majority of the outstanding shares of GFI common stock and (ii) the holders of a majority of the outstanding shares of GFI common stock, excluding shares owned by (a) JPI, New JPI and each direct and indirect stockholder of IDB Buyer that beneficially owns GFI common stock, (b) the other stockholders of JPI and New JPI, (c) the officers and directors of GFI or (d) any other person having any equity rights in, or any right to acquire any equity rights in (x) JPI, New JPI or any of their respective affiliates (other than GFI) or subsidiaries or (y) IDB Buyer or any of its affiliates (other than GFI) or subsidiaries, which are collectively referred to as GFI Disinterested Stockholders in this Proxy Statement. For the CME/GFI Merger Proposal, you may vote “AGAINST,” “ABSTAIN or “FOR.” Votes to abstain will not be counted as votes cast in favor of the CME/GFI Merger Proposal, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the Special Meeting or if you vote to abstain, it will have the same effect as a vote “AGAINST” the CME/GFI Merger Proposal.

The ‘Golden Parachute’ Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of GFI common stock either present or represented by proxy and entitled to vote at the Special Meeting. For purposes of the proposal, if your shares of GFI common stock are present at the Special Meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, as applicable, this will have the effect of a vote “AGAINST” the ‘Golden Parachute’ Compensation Proposal. If you fail to submit a proxy or to attend the Special Meeting or if your shares of GFI common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of GFI common stock, your shares of GFI common stock will not be voted, but this will not have an effect on the vote to approve, on an advisory (non-binding) basis, the ‘Golden Parachute’ Compensation Proposal.

If the chairman of the Special Meeting does not adjourn the Special Meeting, the Adjournment Proposal requires the affirmative vote of a majority of the voting power of the outstanding shares of capital stock of GFI entitled to vote generally in the election of directors, either present or represented by proxy at the Special Meeting. For purposes of the Adjournment Proposal, if your shares of GFI common stock are present at the Special Meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, as applicable, this will have the effect of a vote “AGAINST” the Adjournment Proposal. If you fail to submit a proxy or to attend the Special Meeting or if your shares of GFI common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of GFI common stock, your shares of GFI common stock will not be voted, but this will not have an effect on a vote to approve the Adjournment Proposal.

GFI stockholders may abstain from voting on any or all of the proposals or may vote for or against any or all of the proposals by internet or telephone or by marking the proper box on the GOLD proxy card and signing, dating and returning it promptly in the enclosed postage-paid envelope.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed GOLD proxy card (each of them, with full power of substitution) will vote your Shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your Shares should be voted AGAINST” or “FOR” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you return a GOLD proxy card that is signed and not marked with respect to a Special Meeting Proposal, the Shares represented by your GOLD proxy card will be voted “AGAINST” the CME/GFI Merger Agreement Proposal, “AGAINST” the ‘Golden Parachute’ Compensation Proposal and “AGAINST” the Adjournment Proposal as these proposals relate to the proposed CME Transaction which we oppose.

Should other proposals be brought before the Special Meeting, the persons named on the GOLD proxy card will abstain from voting on such proposals unless such proposals adversely affect the interests of BGC as determined by BGC in its sole discretion, in which event such persons will vote on such proposals in their discretion.

Only GFI stockholders (or their duly appointed proxies) of record on the Record Date are eligible to vote in person or submit a proxy.

WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, YOUR PROMPT ACTION IS IMPORTANT. MAKE YOUR VIEW CLEAR TO THE GFI BOARD BY VOTING TODAY “AGAINST” THE CME/GFI MERGER PROPOSAL, THE ‘GOLDEN PARACHUTE’ COMPENSATION PROPOSAL AND THE ADJOURNMENT PROPOSAL BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD. A VOTE AGAINST THE CME/GFI MERGER PROPOSAL WILL NOT OBLIGATE YOU TO TENDER YOUR SHARES IN THE OFFER. HOWEVER, YOU MUST TENDER YOUR SHARES PURSUANT TO THE OFFER PRIOR TO THE EXPIRATION DATE IF YOU WISH TO PARTICIPATE IN THE OFFER.

YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON, BY SUBMITTING A DULY EXECUTED, LATER DATED PROXY BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD OR BY SUBMITTING A WRITTEN NOTICE OF REVOCATION TO EITHER (A) BGC, CARE OF INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022, OR (B) THE PRINCIPAL EXECUTIVE OFFICES OF GFI AT 55 WATER STREET, NEW YORK, NEW YORK 10041. A REVOCATION MAY BE IN ANY WRITTEN FORM VALIDLY SIGNED BY THE RECORD HOLDER AS LONG AS IT CLEARLY STATES THAT THE PROXY PREVIOUSLY GIVEN IS NO LONGER EFFECTIVE. STOCKHOLDERS WHO HOLD THEIR SHARES IN A BANK OR BROKERAGE ACCOUNT WILL NEED TO NOTIFY THE PERSON RESPONSIBLE FOR THEIR ACCOUNT TO REVOKE OR WITHDRAW PREVIOUSLY GIVEN INSTRUCTIONS. WE REQUEST THAT A COPY OF ANY REVOCATION SENT TO GFI OR ANY REVOCATION NOTIFICATION SENT TO THE PERSON RESPONSIBLE FOR A BANK OR BROKERAGE ACCOUNT ALSO BE SENT TO BGC, CARE OF INNISFREE M&A INCORPORATED, AT THE ADDRESS BELOW SO THAT BGC MAY DETERMINE IF AND WHEN PROXIES HAVE BEEN RECEIVED FROM THE HOLDERS OF RECORD ON THE RECORD DATE OF ONE THIRD OF SHARES THEN OUTSTANDING. UNLESS REVOKED IN THE MANNER SET FORTH ABOVE, SUBJECT TO THE FOREGOING, DULY EXECUTED PROXIES IN THE FORM ENCLOSED WILL BE VOTED AT THE SPECIAL MEETING AS SET FORTH ABOVE.

BY EXECUTING THE GOLD PROXY CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF.

If you have any questions or require any assistance in voting your Shares, please contact:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll Free: (888) 750-5884

Banks and Brokers May Call Collect: (212) 750-5833

APPRAISAL RIGHTS

Holders of GFI common stock who dissent to the CME/GFI Merger will not have rights to an appraisal of the fair value of their shares. Under the General Corporation Law of the State of Delaware, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the Record Date, unless the stockholders are required to receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing. GFI common stock is listed on the NYSE as of the Record Date, and GFI stockholders may elect to receive shares of CME Class A Common Stock pursuant to the CME/GFI Merger Agreement. Approval for the listing of the shares of CME Class A Common Stock on NASDAQ is a condition to completion of the CME/GFI Merger.

SOLICITATION OF PROXIES

Except as set forth below, BGC will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for the solicitation of proxies in connection with this solicitation.

Proxies will be solicited by mail, telephone, facsimile, the internet, e-mail, newspapers and other publications of general distribution and in person. Directors, officers and certain employees of BGC may assist in the solicitation of proxies without any additional remuneration.

BGC has retained Innisfree M&A Incorporated (“Innisfree”) for solicitation and advisory services in connection with solicitations relating to the Special Meeting for which Innisfree may receive a fee of up to $     in connection with the solicitation of proxies for the Special Meeting. Up to approximately 50 people may be employed by Innisfree in connection with the solicitation of proxies for the Special Meeting. BGC has also agreed to reimburse Innisfree for out-of-pocket expenses and to indemnify Innisfree against certain liabilities and expenses, including reasonable legal fees and related charges. Innisfree will solicit proxies for the Special Meeting from individuals, brokers, banks, bank nominees and other institutional holders. The entire expense of soliciting proxies for the Special Meeting by or on behalf of BGC is being borne by BGC.

If you have any questions concerning this Proxy Statement or the procedures to be followed to execute and deliver a proxy, please contact Innisfree at the address or phone number specified above.

FORWARD-LOOKING STATEMENTS

This Proxy Statement includes “forward-looking statements” within the meaning of the federal securities laws. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “may,” “will,” “should,” “would,” “expect,” “believe,” “anticipate,” “project,” “plan,” “estimate,” “forecast,” “goal,” “objective,” “committed,” “intend,” “continue,” “will likely result” or “could,” and similar expressions that concern BGC’s strategy, plans, intentions or beliefs about future occurrences or results, including by way of example and without limitation plans, intentions and expectations regarding the Offer and BGC’s proposal to acquire GFI, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction.

Forward-looking statements are subject to risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those that BGC expected. Many of these statements are derived from BGC’s operating budgets and forecasts, which are based on many detailed assumptions that BGC believes are reasonable, or are based on various assumptions about certain plans, activities or events which we expect will or may occur in the future. However, it is very difficult to predict the effect of known factors, and BGC cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors, including those factors disclosed under “Risk Factors” in BGC’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission and other factors discussed in this Proxy Statement.

All forward-looking statements are qualified in their entirety by the cautionary statements that BGC makes from time to time in its SEC filings and public communications. BGC cannot assure the reader that it will realize the results or developments BGC anticipates, including, without limitation, the expected synergies, earnings accretion or benefits from a potential transaction, or, even if substantially realized, that they will result in the consequences or affect BGC or its operations in the way BGC expects. Forward-looking statements speak only as of the date made. BGC undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, BGC.

OTHER INFORMATION

The information concerning GFI and the proposed CME Transaction contained herein has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although BGC has no knowledge that would indicate that statements relating to GFI or the CME/GFI Merger Agreement contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date it has not had access to the books and records of GFI, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements. Accordingly, BGC does not take any responsibility for the accuracy or completeness of such information or for any failure by GFI to disclose events that may have occurred and may affect the significance or accuracy of any such information.

Pursuant to Rule 14a-5 promulgated under the Securities Exchange Act of 1934, as amended, reference is made to the CME/GFI Proxy Statement/Prospectus for information concerning the CME/GFI Merger Agreement, the proposed CME Transaction, financial information regarding CME, GFI and the proposed combination of CME and GFI, the proposals to be voted upon at the Special Meeting, the Shares, the beneficial ownership of Shares by the principal holders thereof, other information concerning GFI’s management, the procedures for submitting proposals for consideration at the next annual meeting of stockholders of GFI and certain other matters regarding GFI and the Special Meeting.

The information in this Proxy Statement concerning the Offer is taken from, and qualified in its entirety by reference to, the full text of the Offer to Purchase and the Letter of Transmittal.

THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES WITH RESPECT TO THE PROPOSED CME TRANSACTION AND IS NOT A SOLICITATION OF PROXIES WITH RESPECT TO THE OFFER OR A REQUEST FOR THE TENDER OF SHARES IN THE OFFER. THE OFFER IS BEING MADE ONLY BY MEANS OF AN OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL.

VOTE “AGAINST” THE CME/GFI MERGER PROPOSAL, THE ‘GOLDEN PARACHUTE’ COMPENSATION PROPOSAL AND THE ADJOURNMENT PROPOSAL, BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF YOUR GOLD PROXY CARD IS MAILED IN THE UNITED STATES. WE URGE YOU TO VOTE TODAY BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD.

DO NOT RETURN ANY PROXY CARD THAT YOU RECEIVE FROM GFI. EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY CARD FURNISHED BY GFI, YOU HAVE THE RIGHT AND IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY INTERNET OR TELEPHONE OR BY SIMPLY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD. ONLY YOUR LATEST-DATED PROXY COUNTS.

WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, YOUR PROMPT ACTION IS IMPORTANT. MAKE YOUR VIEW CLEAR TO THE GFI BOARD BY VOTING TODAY “AGAINST” THE CME/GFI MERGER PROPOSAL, THE ‘GOLDEN PARACHUTE’ COMPENSATION PROPOSAL AND THE ADJOURNMENT PROPOSAL BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD. A VOTE AGAINST THE CME/GFI MERGER PROPOSAL WILL NOT OBLIGATE YOU TO TENDER YOUR SHARES IN THE OFFER. HOWEVER, YOU MUST TENDER YOUR SHARES PURSUANT TO THE OFFER PRIOR TO THE EXPIRATION DATE IF YOU WISH TO PARTICIPATE IN THE OFFER.

IF A GFI STOCKHOLDER RETURNS A GOLD PROXY CARD THAT IS SIGNED, DATED AND NOT MARKED WITH RESPECT TO A PROPOSAL, THAT STOCKHOLDER WILL BE DEEMED TO HAVE VOTED “AGAINST” THE CME/GFI MERGER PROPOSAL, THE ‘GOLDEN PARACHUTE’ COMPENSATION PROPOSAL AND THE ADJOURNMENT PROPOSAL BECAUSE THESE PROPOSALS RELATE TO THE PROPOSED CME TRANSACTION WHICH WE OPPOSE.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

BGC Partners, L.P.

BGC Partners, Inc.

January     , 2015

IMPORTANT VOTING INFORMATION

1. If your Shares are held in your own name, please submit your proxy to us TODAY by following the instructions on the enclosed GOLD proxy card to vote by Internet or telephone, or by signing, dating and returning the enclosed GOLD proxy card to BGC, care of Innisfree M&A Incorporated, in the postage-paid envelope provided.

2. If your Shares are held in “street-name,” only your broker or bank can vote your Shares and only upon receipt of your specific instructions. If your Shares are held in “street-name,” deliver the enclosed GOLD voting instruction form to your broker or bank or contact the person responsible for your account to vote on your behalf and to ensure that a GOLD proxy card is submitted on your behalf. If your broker or bank or contact person responsible for your account provides for voting instructions to be delivered to them by Internet or telephone, instructions will be included on the enclosed GOLD voting instruction form. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to BGC, care of Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, so that BGC will be aware of all instructions given and can attempt to ensure that such instructions are followed.

3. Do not sign or return any proxy card you may receive from GFI. If you have already submitted a proxy card, you have every right to change your vote — use the GOLD proxy card to vote by Internet or telephone or simply sign, date and return the GOLD proxy card. Only your latest dated proxy will be counted.

4. Only GFI stockholders of record on the Record Date are entitled to vote at the Special Meeting. We urge each stockholder to ensure that the holder of record of his, her or its Share(s) signs, dates, and returns the enclosed GOLD proxy card as soon as possible.

If you have any questions or require any assistance in voting your Shares, please contact:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5884

Banks and Brokers may call collect: (212) 750-5833

THIS PROXY IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF GFI. BGC PARTNERS, L.P AND BGC PARTNERS, INC. HAVE FILED WITH THE SEC THE SCHEDULE TO CONTAINING THE OFFER TO PURCHASE, FORM OF LETTER OF TRANSMITTAL AND OTHER DOCUMENTS RELATING TO THE OFFER. THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER, AND THE GFI STOCKHOLDERS ARE URGED TO READ THEM. BGC PARTNERS, L.P AND BGC PARTNERS, INC. WILL PREPARE AND FILE WITH THE SEC A DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED CME/GFI MERGER AGREEMENT AND OTHER RELATED MATTERS AND MAY FILE OTHER PROXY SOLICITATION MATERIAL IN CONNECTION THEREWITH. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER PROXY SOLICITATION MATERIAL WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. EACH SUCH PROXY STATEMENT WILL BE FILED WITH THE SEC. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF ANY DOCUMENTS FILED BY BGC WITH THE SEC AT THE SEC’S WEBSITE (WWW.SEC.COM) OR BY DIRECTING SUCH REQUESTS TO INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE OFFER, AT (877) 750-5837 (TOLL-FREE FOR STOCKHOLDERS) OR (212) 750-5833 (COLLECT FOR BANKS AND BROKERS).

SCHEDULE I

INFORMATION CONCERNING DIRECTORS AND OFFICERS OF BGC PARTNERS, INC.

WHO ARE PARTICIPANTS AND INTERESTS OF PARTICIPANTS

Directors and Officers of BGC Partners, Inc. who are Participants

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of BGC Partners, Inc. are set forth below. References in this Schedule I to “BGC”, “we” or “our” mean BGC Partners, Inc. The current business address of each director and executive officer is c/o BGC Partners, Inc., 499 Park Avenue, New York, NY 10022. The current business telephone of each director and executive officer is (212) 610-2200. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with BGC Partners, L.P. Each director is a United States citizen. Messrs. Sadler, Lynn and Windeatt are citizens of the United Kingdom. The other officers are United States citizens. Except as described in this Schedule I, none of the directors and executive officers of BGC listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DIRECTORS

Name	Age	Present Principal Occupation or Employment; Five-Year Employment History
Howard W. Lutnick	53	Mr. Lutnick is the Chairman of our Board of Directors, a position in which he has served from June 1999 to the present. He served as Chief Executive Officer from June 1999 to April 1, 2008. He served as Co-Chief Executive Officer from April 1, 2008 until December 19, 2008, after which time he has again been serving as sole Chief Executive Officer. Mr. Lutnick was our President from September 2001 to May 2004 and became our President again from January 2007 to April 1, 2008. Mr. Lutnick joined Cantor Fitzgerald, L.P. (“Cantor”) in 1983 and has served as President and Chief Executive Officer of Cantor since 1992 and as Chairman since 1996. Mr. Lutnick’s company, CF Group Management, Inc., is the managing general partner of Cantor. Mr. Lutnick is Co-Chairman of the Board of Managers of Haverford College, a member of the Board of Directors of the Fisher Center for Alzheimer’s Research Foundation at Rockefeller University, the Executive Committee of the USS Intrepid Museum Foundation’s Board of Trustees, the Board of Directors of the Solomon Guggenheim Museum Foundation, the Board of Directors of the Horace Mann School, the Board of Directors of the National September 11 Memorial & Museum, and the Board of Directors of the Partnership for New York City. In addition, Mr. Lutnick is Chairman of the supervisory board of the Electronic Liquidity Exchange, a fully electronic futures exchange.

John H. Dalton	73	Mr. Dalton has been a director of our Company since February 2002. In January 2005, Mr. Dalton became the President of the Housing Policy Council of the Financial Services Roundtable, a trade association composed of large financial services companies. Mr. Dalton was President of IPG Photonics Corp., a company that designs, develops and manufactures a range of advanced amplifiers and lasers for the telecom and industrial markets, from September 2000 to December 2004. Mr. Dalton served as Secretary of the United States Navy from July 1993 to November 1998. He also serves on the Board of Directors of Washington FirstBank, and Fresh Del Monte Produce, Inc., a producer and marketer of fresh produce.

Albert M. Weis	88	Mr. Weis has been a director of our Company since October 2002. Mr. Weis has been President of A.M. Weis & Co., Inc., a money management company, since 1976. Mr. Weis was Chairman of the New York Cotton Exchange from 1997 to 1998, 1981 to 1983 and 1977 to 1978. From 1998 to 2000, Mr. Weis was

		Chairman of the New York Board of Trade. From 1996 to 1999, Mr. Weis was a director and chairman of the Audit Committee of Synetic Inc., a company that designs and manufactures data storage products, and, from 1999 to 2001, he was a director and chairman of the Audit Committee of Medical Manager Corporation (successor to Synetic Inc.).

Stephen T. Curwood	67	Mr. Curwood has been a director of our Company since December 2009. Mr. Curwood has been President of the World Media Foundation, Inc., a non-profit media production company, since 1992 and Senior Managing Director of SENCAP LLC, a New York and New Hampshire-based investment group, since 2005. Mr. Curwood has been a principal of Mamawood Pty Ltd., a media holding company based in Johannesburg, with investments in South Africa, since 2005. Mr. Curwood was a member of the Board of Managers of Haverford College from 2011 to 2012, and served on the Investment Committee and as a chair of the Committee on Social Investment Responsibility. From 1996 to 2003, Mr. Curwood was a lecturer in Environmental Science and Public Policy at Harvard University. Mr. Curwood was a trustee of Pax World Funds, a $2.5 billion group of investment funds focused on sustainable and socially responsible investments based in Portsmouth, New Hampshire, from 2007 until 2009.

William J. Moran	73	Mr. Moran has been a director of our Company since June 2013. Mr. Moran retired from JPMorgan Chase & Co. in June 2005, after serving as its Executive Vice President since 1997 and General Auditor since 1992. He served as a director of eSpeed, Inc., the Company’s predecessor, from December 1999 to November 2005. Mr. Moran also served as a director of Sovereign Bancorp, Inc. from 2006 until it was acquired by Banco Santander, S.A. in 2009. He served on the Board of Directors of ELX Futures, L.P. from 2009 until June 2013. He also serves on the Advisory Board of the School of Management of Marist College and on the Board of Directors of The College of Technology. He also previously served as a director of Lighthouse International. He is a member of the American Institute of Certified Public Accountants and the New York Society of Certified Public Accountants, and was a member of the Bank Administration Institute and the Institute of Internal Auditors.

Linda A. Bell	55	Dr. Bell has been a director of our Company since July 2013. Dr. Bell has served as the Provost and Dean of the Faculty at Barnard College, Columbia University since 2012, where she is also a Professor of Economics. Previous to joining Barnard, Dr. Bell was the Provost and John B. Hurford Professor of Economics at Haverford College from 2007 to 2012 and a member of the faculty since 1992. Prior to her tenure at Haverford, Dr. Bell held visiting faculty appointments at Stanford University, the University of California, San Diego, the John F. Kennedy School of Government at Harvard University, the Woodrow Wilson School of Public Administration at Princeton University, and the Stern School of Business Administration at New York University. Dr. Bell has also served as a research fellow at the Institute for the Study of Labor (IZA) in Bonn, Germany since 2003, and as a senior consultant for the labor practice group of the National Economic Research Associates since 2006. In addition, she served on the Board of Directors and Regulatory Oversight Committee of ELX Futures, a fully electronic exchange, from 2009 to July 2013.

EXECUTIVE OFFICERS

Name	Age	Present Principal Occupation or Employment; Five-Year Employment History
Shaun D. Lynn	52	Mr. Lynn has been our President since April 2008. Previously, Mr. Lynn had been President of BGC Partners, L.P. since 2004 and served as Executive Managing Director of Cantor from 2002 to 2004. Mr. Lynn also served as Senior Managing Director of European Government Bonds and Managing Director of Fixed Income

		from 1999 to 2002. From 1989 to 1999, Mr. Lynn held various business management positions at Cantor and its affiliates. Prior to joining Cantor in 1989, Mr. Lynn served as a Desk Head for Fundamental Brokers International in 1989 and was Associate Director for Purcell Graham from 1983 to 1989. Mr. Lynn is on the supervisory board of the Electronic Liquidity Exchange.

Stephen M. Merkel	56	Mr. Merkel has been our Executive Vice President, General Counsel and Secretary since September 2001 and was our Senior Vice President, General Counsel and Secretary from June 1999 to September 2001. Mr. Merkel served as a director of our Company from September 2001 until October 2004. Mr. Merkel has been Executive Managing Director, General Counsel and Secretary of Cantor since December 2000 and was Senior Vice President, General Counsel and Secretary of Cantor from May 1993 to December 2000. Prior to joining Cantor, Mr. Merkel was Vice President and Assistant General Counsel of Goldman Sachs & Co. from February 1990 to May 1993. From September 1985 to January 1990, Mr. Merkel was an associate with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Merkel is on the supervisory board of the Electronic Liquidity Exchange, and is a founding board member of the Wholesale Markets Brokers’ Association, Americas.

Anthony Graham Sadler	58	Mr. Sadler has been our Chief Financial Officer since April 2009. Previously, Mr. Sadler had been the Chief Financial Officer for Europe and Asia for both BGC Partners and Cantor. From 1997 to 2008, Mr. Sadler held various positions in Bear Stearns, serving as Chief Financial Officer and Chief Operating Officer of Bear Stearns-Europe from 2005 to 2008, and was a member of the European Executive Committee. Prior to that time, from 1983 to 1997, he was employed at Barclays Capital (and its predecessor de Zoete & Bevan) in a variety of finance positions, including two years as Director of Global Finance and two years as Divisional Director of the Markets Division. Mr. Sadler also trained with Peat Marwick Mitchell (now KPMG) in public accounting.

Sean A. Windeatt	41	Mr. Windeatt has been our Chief Operating Officer since January 2009. Mr. Windeatt has been Executive Managing Director and Vice President of BGC Partners since 2007 and served as a Director of Cantor Fitzgerald International from 2004 to 2007. Mr. Windeatt also served as a Business Manager and member of the finance department of Cantor Fitzgerald International from 1997 to 2003.

IMPORTANT

If your Shares are held in your own name, please use the GOLD proxy card to vote by Internet or telephone or sign, date and return the enclosed GOLD proxy card today. If your Shares are held in “street-name,” only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed GOLD voting instruction form to your broker or bank and contact the person responsible for your account to ensure that a GOLD proxy card is voted on your behalf. If your broker or bank provides for voting instructions to be delivered to them by Internet or telephone, instructions will be included on the enclosed GOLD voting instruction form.

We urge you not to sign any proxy card you may receive from GFI, even as a protest vote against the proposed CME Transaction.

If you have any questions or require any assistance in voting your Shares, please contact:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5884

Banks and Brokers may call collect: (212) 750-5833

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of GFI Group Inc.

common stock for the upcoming special meeting of stockholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone — Please call toll-free in the U.S. or Canada at 1-888-216-1341, on a touch-tone phone. If outside the U.S. or Canada, call 1-215-521-4790. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.	Vote by Internet — Please access https://www.proxyvotenow.com/gfig and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the

named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.	Vote by Mail — If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: BGC Partners, L.P. c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE

POSTAGE-PAID ENVELOPE PROVIDED ▼

Please mark vote as in this example	☒

BGC PARTNERS, L.P. and BGC PARTNERS, INC. RECOMMEND THAT STOCKHOLDERS VOTE “AGAINST” PROPOSALS 1, 2 AND 3.

1.

A proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 30,
2014 and amended as of December 2, 2014, by and among GFI, CME Group Inc., a
Delaware corporation, Commodore Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of CME, and Commodore Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of CME.

	AGAINST ☐	ABSTAIN ☐	FOR ☐

2.

A proposal to approve, by non-binding, advisory vote, certain compensation arrangements for GFI’s named executive officers in connection with the CME/GFI
Merger contemplated by the CME/GFI Merger Agreement.

	AGAINST ☐	ABSTAIN ☐	FOR ☐

3.

A proposal for adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve and adopt the CME/GFI Merger Agreement.

	AGAINST ☐	ABSTAIN ☐	FOR ☐

Date:

(Signature)

(Signature, if held jointly)

(Title)

NOTE: Please sign exactly as your name(s) appear(s) hereon. When shares are held jointly, joint owners should each sign. Executors, administrators, trustees, etc., should indicate the capacity in which signing. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

PRELIMINARY COPY — SUBJECT TO COMPLETION

GFI GROUP INC.

SOLICITATION OF PROXIES IN OPPOSITION TO THE PROPOSED ACQUISITION OF

GFI GROUP INC. BY BGC PARTNERS, L.P. AND BGC PARTNERS, INC.

The undersigned, a holder of record of shares of common stock, par value $0.01 per share (the “Shares”), of GFI Group Inc. (the “Company”) acknowledges receipt of the Proxy Statement of BGC Partners, L.P. and BGC Partners, Inc., dated     , 2015, and the undersigned revokes all prior proxies delivered in connection with the Special Meeting of Stockholders of the Company to approve and adopt the Agreement and Plan of Merger, dated as of July 30, 2014 and amended as of December 2, 2014, by and among GFI, CME Group Inc., Commodore Acquisition Corp. and Commodore Acquisition LLC. (as the same may be amended, the “CME/GFI Merger Agreement”) and all other matters related to the CME/GFI Merger Agreement including those set forth below and appoints Howard W. Lutnick and Stephen M. Merkel, or each of them, with full power of substitution, proxies for the undersigned to vote all Shares of the Company which the undersigned would be entitled to vote at the Special Meeting and any adjournments, postponements or reschedulings thereof, and instructs said proxies to vote as follows.

EXCEPT AS PROVIDED HEREIN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE AND YOU HAVE SIGNED AND DATED THIS PROXY CARD, THIS PROXY WILL BE VOTED “AGAINST” EACH OF THE PROPOSALS. SHOULD OTHER PROPOSALS BE BROUGHT BEFORE THE SPECIAL MEETING, THE PERSONS NAMED AS PROXIES WILL ABSTAIN FROM VOTING ON SUCH PROPOSALS UNLESS SUCH PROPOSALS ADVERSELY AFFECT THE INTERESTS OF BGC AS DETERMINED BY BGC IN ITS SOLE DISCRETION, IN WHICH EVENT SUCH PERSONS NAMED AS PROXIES WILL VOTE ON SUCH PROPOSALS IN THEIR DISCRETION. THIS PROXY WILL REVOKE (OR BE USED BY THE PROXIES TO REVOKE) ANY PRIOR PROXY DELIVERED IN CONNECTION WITH THE PROPOSALS LISTED BELOW TO THE EXTENT IT IS VOTED AT THE SPECIAL MEETING AS STIPULATED BELOW.

BY EXECUTING THE GOLD CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF.

(Continued and to be signed on reverse side)